U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

                       Seneca Capital International, Ltd.
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   (Last)                            (First)              (Middle)


 c/o Consolidated Fund Management (BVI) Limited
 PO Box HM 2257, Par La Ville Place
 14 Par La Ville Road
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(Street)          (City)                            (State)                (Zip)

                                    4/08/02
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2.   Date of Event Requiring Statement (Month/Day/Year)

                                      N/A
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

                                      N/A
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4.   Issuer Name and Ticker or Trading Symbol

                        Excalibur Industries, Inc.(EXCB)
                                      f/k/a
                      Global Realty Management Group, Inc.
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)

                                      N/A
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Series A Convertible
Preferred Stock          4/8/02                   Common Stock             673,333          $0.75             D             N/A
------------------------------------------------------------------------------------------------------------------------------------
Series A Preferred Stock
Purchase Warrants        4/8/02     12/17/06      Common Stock             415,250          $1.00             D             N/A
------------------------------------------------------------------------------------------------------------------------------------
Series B Convertible
Preferred Stock          4/8/02                   Common Stock             420,000          $1.25             D             N/A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase
Warrants                 4/8/02      3/22/07      Common Stock             126,000          $1.35             D             N/A
====================================================================================================================================

Explanation of Responses:



   SENECA CAPITAL INTERNATIONAL, LTD.
   By Seneca Capital Investments, LLC , its Investment Manager

       /s/ Douglas A. Hirsch                                    06/14/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Douglas A. Hirsch, Its Managing Member

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

ATTACHMENT TO FORM 3 OF SENECA CAPITAL INTERNATIONAL, LTD.           Page 3 of 7


  Name and Address of Additional Reporting Person:

      Seneca Capital, L.P.
      527 Madison Avenue, 11th Floor
      New York, NY 10022
      (Delaware limited partnership)

  Amount of Securities Beneficially Owned:  695,147 shares; See Following Table:

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Series A Convertible
Preferred Stock          4/8/02                   Common Stock             326,667          $0.75             D             N/A
------------------------------------------------------------------------------------------------------------------------------------
Series A Preferred Stock
Purchase Warrants        4/8/02     12/17/06      Common Stock             134,750          $1.00             D             N/A
------------------------------------------------------------------------------------------------------------------------------------
Series B Convertible
Preferred Stock          4/8/02                   Common Stock             180,000          $1.25             D             N/A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase
Warrants                 4/8/02      3/22/07      Common Stock              54,000          $1.35             D             N/A
====================================================================================================================================

ATTACHMENT TO FORM 3 OF SENECA CAPITAL INTERNATIONAL, LTD.           Page 4 of 7


   Name and Address of Additional Reporting Person:

      Seneca Capital Investments, LLC
      527 Madison Avenue, 11th Floor
      New York, NY 10022
      (Delaware limited liability company)

   Amount of Securities Beneficially Owned:  0

   Ownership Form:  Not Applicable

ATTACHMENT TO FORM 3 OF SENECA CAPITAL INTERNATIONAL, LTD.           Page 5 of 7

   Name and Address of Additional Reporting Person:

      Seneca Capital Advisors, LLC
      527 Madison Avenue, 11th Floor
      New York, NY 10022
      (Delaware limited liability company)

   Amount of Securities Beneficially Owned: 695,147 shares; see Table on page 3. Seneca Capital Advisors, LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein. This report shall not be deemed an admission that Seneca Capital Advisors, LLC is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

   Ownership Form: Indirect, as General Partner of Seneca Capital, L.P.

ATTACHMENT TO FORM 3 OF SENECA CAPITAL INTERNATIONAL, LTD.           Page 6 of 7



   Name and Address of Additional Reporting Person:

      Douglas A. Hirsch
      c/o Seneca Capital
      527 Madison Avenue, 11th Floor
      New York, NY 10022
      (United States Citizen)

   Amount of Securities Beneficially Owned: 695,417 shares; see Table on page 3. Mr. Hirsch disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. This report shall not be deemed an admission that Mr. Hirsch is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

   Ownership Form: Indirect, as Member of Seneca Capital Advisors, LLC.

ATTACHMENT TO FORM 3 OF SENECA CAPITAL INTERNATIONAL, LTD.           Page 7 of 7




Signatures of Additional Reporting Persons:

Date: June 14, 2002




SENECA CAPITAL, L.P.

By Seneca Capital Advisors, LLC, its General Partner

 /s/ Douglas A. Hirsch
---------------------------------------
Douglas A. Hirsch, Its Managing Member


SENECA CAPITAL INVESTMENTS, LLC

 /s/ Douglas A. Hirsch
---------------------------------------
Douglas A. Hirsch, Its Managing Member


SENECAL CAPITAL ADVISORS, LLC

 /s/ Douglas A. Hirsch
---------------------------------------
Douglas A. Hirsch, Its Managing Member


 /s/ Douglas A. Hirsch
---------------------------------------
Douglas A. Hirsch, Individually